EXHIBIT 99.1

Pain Therapeutics Reports FY 2014 Financial Results

AUSTIN, Texas, Feb. 17, 2015 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the full fiscal year ended December 31, 2014. Net loss in 2014 was $12.4 million, or $0.27 per share, compared to a net income in 2013 of $31.5 million, or $0.70 per share.

Cash and investments were $40.6 million at December 31, 2014. In 2015, we expect net cash usage to be approximately $12 million.

"Our current priority is to work cooperatively with Pfizer on an orderly transfer of REMOXY", said Remi Barbier, Chairman, President & CEO. "We are excited by the prospect of regaining worldwide rights to REMOXY. In 2015 we plan to keenly focus on REMOXY, our main asset. A secondary goal for 2015 is to develop FENROCK, our proprietary abuse-deterrent pain patch. We believe we have the dedicated team in place to advance these two novel drug candidates and look forward to reporting potentially significant progress in the coming year."

In October 2014, Pfizer informed us of their intention to return to us full rights to REMOXY. We expect actual termination to become effective no later than six months thereafter, or April 2015, pursuant to the terms of our Collaboration & License Agreements with Pfizer. Upon termination, Pfizer is obligated to transfer to us data, records, materials and other assets related to REMOXY. Pending such termination, and after we receive and review the totality of data generated by Pfizer, we expect to report a target date for the potential re-filing of the REMOXY NDA.

Financial Highlights for 2014

  At December 31, 2014, cash and investments were $40.6 million, compared to $49.8 million at December 31, 2013. We have no debt.
  Net cash used in 2014 was $9.2 million.
  Research and development expenses increased to $7.3 million in 2014 from $4.9 million in 2013, primarily due to increased investment in early stage drug assets. Research and development expenses included non-cash stock-related compensation costs of $1.6 million in 2014 and $1.3 million in 2013.
  General and administrative expenses increased to $5.1 million in 2014 from $4.8 million in 2013, primarily due to increased non-cash stock-related compensation costs. General and administrative expenses included non-cash stock-related compensation costs of $2.1 million in 2014 and $1.8 million in 2013.

About REMOXY®

Our lead drug candidate, REMOXY Extended-Release Capsules CII, is an oral, twice-a-day formulation of oxycodone for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. We developed REMOXY to discourage certain common methods of tampering and misuse. We expect to regain worldwide rights to this drug candidate pending termination of the Collaboration Agreement and License Agreement with Pfizer.

About FENROCK™

FENROCK is a proprietary abuse-deterrent fentanyl pain patch in pre-IND stages of development. Our goal with FENROCK is to mitigate the abuse, misuse, overdose and death associated with currently marketed fentanyl patches. The active drug ingredient in the FENROCK transdermal pain patch is fentanyl (CII), a highly potent opioid typically used to manage severe cancer pain. We own worldwide rights to this pre-IND drug candidate.

About Abuse-deterrent Hydromorphone

This drug candidate is an oral QD (once-a-day) formulation of hydromorphone, a strong opioid for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. We are developing abuse-deterrent hydromorphone to discourage certain common methods of tampering and misuse. We own worldwide rights to this Phase I drug candidate.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, our projected cash use in 2015; our use of cash associated with re-filing the REMOXY NDA; potential resubmission of an NDA for REMOXY with the U.S. Food and Drug Administration, or FDA; statements relating to Pfizer's return to us of rights to REMOXY, including data related to REMOXY, in connection with the termination of our Collaboration Agreement with Pfizer; the potential market size for REMOXY; and the potential benefits of REMOXY, abuse-deterrent hydromorphone and FENROCK. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in Pfizer's return of REMOXY to us in connection with the termination of the Collaboration, difficulties or delays in preparing for potential submission of an NDA for REMOXY with the FDA and in obtaining regulatory approval of REMOXY; difficulties or delays in development and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013(1)	2014	2013(1)
Revenue:
Program fee revenue	$ —	$ 35,244	$ —	$ 41,119
Total revenue	—	35,244	—	41,119
Operating expenses:
Research and development	1,108	1,151	7,306	4,917
General and administrative	1,059	1,190	5,127	4,837
Total operating expenses	2,167	2,341	12,433	9,754
Operating income (loss)	(2,167)	32,903	(12,433)	31,365
Interest and other income, net	11	39	47	106
Income (loss) before provision for (benefit from) income taxes	(2,156)	32,942	(12,386)	31,471
Provision for (benefit from) income taxes	—	(73)	—	(73)
Net income (loss)	$ (2,156)	$ 33,015	$ (12,386)	$ 31,544
Net income (loss) per share
Basic	$ (0.05)	$ 0.73	$ (0.27)	$ 0.70
Diluted	$ (0.05)	$ 0.72	$ (0.27)	$ 0.70
Weighted-average shares used in computing net income (loss) per share
Basic	45,356	45,059	45,269	45,007
Diluted	45,356	45,862	45,269	45,208

CONDENSED BALANCE SHEETS
			December 31,
			2014	2013(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 40,590	$ 49,838
Other current assets			239	265
Total current assets			40,829	50,103
Other non-current assets			77	—
Total assets			$ 40,906	$ 50,103
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 198	$ 1,086
Other accrued liabilities			652	715
Total current liabilities			850	1,801
Total liabilities			850	1,801
Stockholders' equity
Common stock			46	45
Additional paid-in-capital			156,502	152,363
Accumulated other comprehensive income			1	1
Accumulated deficit			(116,493)	(104,107)
Total stockholders' equity			40,056	48,302
Total liabilities and stockholders' equity			$ 40,906	$ 50,103

(1) Derived from the Company's annual financial statements as of December 31, 2013, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450